As filed with the Securities and Exchange Commission on November 6, 2020
Registration No. 333- 231374
Registration No. 333- 231374-01
 Registration No. 333- 212049
 Registration No. 333- 212049-01

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-231374, 333-231374-01)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-212049, 333-212049-01)
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Jernigan Capital, Inc.
Jernigan Capital Operating Company, LLC
 (Exact Name of Registrant as Specified in Its Charter)

Maryland (Jernigan Capital, Inc.) Delaware (Jernigan Capital Operating Company, LLC)	47-1978772 47-3530766
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6410 Poplar Avenue, Suite 650
Memphis, Tennessee 38119
(901) 567-9510
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kelly P. Luttrell
Jernigan Capital, Inc.
6410 Poplar Avenue, Suite 650
Memphis, Tennessee 38119
(901) 567-9510
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:
C. Spencer Johnson
Anthony Rothermel
King & Spalding LLP
1185 Avenue of the Americas, 34th Floor
New York, New York 10036
(212) 556 2100

and

Charles T. Haag
Justin S. Reinus
Winston & S Strawn LLP
2121 N. Pearl Street, Suite 900
Dallas, Texas 75201
(214) 453 6500

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Jernigan Capital, Inc.
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒
Jernigan Capital Operating Company, LLC
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 DEREGISTRATION OF UNSOLD SECURITIES

Jernigan Capital, Inc., a Maryland corporation (the “Company”) and Jernigan Capital Operating Company, LLC, a Delaware limited liability company (the “Operating Company”, and collectively with the Company, the “Registrants”), are filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), which have been previously filed by the Registrants with the Securities and Exchange Commission (the “Commission”), to deregister:

•
any and all securities registered but unsold or otherwise unissued as of the date hereof under Registration Statement No. 333-231374 on Form S-3 filed with the Commission on May 10, 2019, and amended on July 9, 2019, registering an indeterminate amount of common stock, preferred stock, depository shares, warrants to purchase common stock, preferred stock or depository shares, rights to purchase common stock and guarantees of the debt securities of Jernigan Capital Operating Company, LLC; and

•
any and all securities registered but unsold or otherwise unissued as of the date hereof under Registration Statement No. 333-212049 on Form S-3 filed with the Commission on June 15, 2016, registering an indeterminate amount of common stock, preferred stock, depository shares, warrants to purchase common stock, preferred stock or depository shares, rights to purchase common stock and guarantees of the debt securities of Jernigan Capital Operating Company, LLC.

On November 6, 2020, pursuant to that certain Agreement and Plan of Merger, dated as of August 3, 2020, and as amended by that certain First Amendment to the Agreement and Plan of Merger, dated as of September 21, 2020, by and between NexPoint RE Merger, Inc. (“Parent”), NexPoint RE Merger OP, LLC (“Parent OP”), Parent merged with the Company, with the Company surviving the merger and Parent OP merged with the Operating Company, with the Operating Company surviving the merger (the “mergers”).

In connection with the completion of the mergers, the offerings pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Registrants in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrants hereby remove from registration any and all Common Stock, debt securities and any other securities of the Registrants registered but unsold under the Registration Statements as of the date hereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrants, certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendments to the above-referenced Registration Statements to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 6th day of November, 2020.

JERNIGAN CAPITAL, INC.

By:	/s/ Kelly P. Luttrell
Name: Kelly P. Luttrell
Title: SVP, CFO, Treasurer, and Corporate Secretary

JERNIGAN CAPITAL OPERATING COMPANY, LLC

By:	/s/ Kelly P. Luttrell
Name: Kelly P. Luttrell
Title: SVP, CFO, Treasurer, and Corporate Secretary

Note: No other person is required to sign these Post-Effective Amendments to the above-referenced Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.